SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934, or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

              Commission File Number             001-14698
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                        GULF INDONESIA RESOURCES LIMITED
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             (Exact name of registrant as specified in its charter)

                          21ST FL., WISMA 46, KOTA BNI
                        JALAN JENDERAL SUDIRMAN KAVLING 1
                            JAKARTA, 10220, INDONESIA
                                 (6221) 574-2120
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Shares, par value $0.01 per share
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            (Title of each class of securities covered by this Form)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [X]     Rule 12h-3(b)(1)(ii)  [ ]
         Rule 12g-4(a)(1)(ii)       [ ]     Rule 12h-3(b)(2)(i)   [X]
         Rule 12g-4(a)(2)(i)        [X]     Rule 12h-3(b)(2)(ii)  [ ]
         Rule 12g-4(a)(2)(ii)       [ ]     Rule 15d-6            [ ]
         Rule 12h-3(b)(1)(i)        [X]

         Approximate number of holders of record as of the certification or notice date:

Description of Security             No. of Holders
-----------------------             --------------
Common Shares, par value                 One
$0.01 per share

         Pursuant to the requirements of the Securities Exchange Act of 1934, Gulf Indonesia Resources Limited has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  August 2, 2002             By:     /s/ Paul Warwick
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                                  Name:  Paul Warwick
                                  Title: President and Chief Executive Officer